                                                                  Exhibit 10.88



                              COLLAGEN CORPORATION

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is dated as of February 7, 1997 by and between Gary S. Petersmeyer ("Employee") and Collagen Corporation, a Delaware corporation (the "Company" or "Collagen").

                                    RECITALS

         A. Employee served as the Company's President and Chief Operating Officer from February 10, 1995 to February 7, 1997 and as President and Chief Executive Officer effective February 7, 1997. The Company's Board of Directors believes it is in the best interests of the Company and its stockholders to retain Employee and provide incentives to Employee to continue in the service of the Company. Accordingly, the Board of Directors of the Company and Employee agree to enter into this Agreement.

         B. In addition, it is expected that another company may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company's Board of Directors. The Board of Directors recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Board of Directors has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

         C. The Board of Directors further believes that it is imperative to provide Employee with certain benefits upon a Change of Control and, under certain circumstances, upon termination of Employee's employment in connection with a Change of Control, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain with the Company, notwithstanding the possibility of a Change of Control.

         Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, the parties hereto agree as follows:

         1.       Duties.

                  (a) Position. Employee shall be employed as President and Chief Executive Officer, and as such will have responsibility for the overall operation of the Company and will report to the Company's Board of Directors (the "Board").

                  (b) OBLIGATIONS TO THE COMPANY. Employee agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from Employee pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of Employee's employment relationship with the Company, Employee further agrees that he will devote all of his business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, Employee will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board, and Employee will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent Employee from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange. Employee will comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during the term of Employee's employment.

         2. AT-WILL EMPLOYMENT. The Company and Employee acknowledge that Employee's employment is and shall continue to be at-will, as defined under applicable law, and that Employee's employment with the Company may be terminated by either party at any time for any or no reason. If Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. The rights and duties created by this Section 2 may not be modified in any way except by a written agreement executed by an officer of the Company upon direction from the Board.

         3. COMPENSATION. For the duties and services to be performed by Employee hereunder, the Company shall pay Employee, and Employee agrees to accept, the salary, stock options, bonuses and other benefits described below in this Section 3.

                  (a) SALARY. Effective February 7, 1997, Employee shall receive an annual base salary of $300,000.00. Employee's salary will be payable pursuant to the Company's normal payroll practices. Employee's salary shall be reviewed on at least an annual basis by the Board or its Human Resources Committee for possible adjustment.

                  (b) STOCK OPTIONS AND OTHER INCENTIVE PROGRAMS. Employee shall be eligible to participate in any stock option or other incentive programs available to officers or employees of the Company. On February 7, 1997, Employee was granted an additional option to purchase 145,000 shares of Common Stock of the Company pursuant to the Company's 1994 Stock Option Plan, subject to the standard terms and conditions (including vesting at the rate of 2% per month over 50 months) of the 1994 Stock Option Plan and the options granted thereunder.

                  (c) BONUSES. Employee's entitlement to incentive bonuses from the Company is discretionary and shall be determined by the Board or its Human Resources Committee in good faith based upon the extent to which Employee's individual performance objectives and the Company's profitability objectives and other financial and nonfinancial objectives are achieved during the applicable bonus period.

                  (d) ADDITIONAL BENEFITS. Employee will be eligible to participate in the Company's employee benefit plans of general application, including, without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Employee will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience.

                  (e) REIMBURSEMENT OF EXPENSES. Employee shall be authorized to incur on behalf and for the benefit of the Company, and shall be reimbursed by the Company for, reasonable expenses, provided that such expenses are substantiated in accordance with Company policies.

         4.       TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS.

                  (a) TERMINATION OF EMPLOYMENT. This Agreement may be terminated at any time upon the occurrence of any of the following events:

                           (i)      The Company's determination in good faith
that it is terminating Employee for Cause (as defined in Section 5 below);

                           (ii)     The Company's determination that it is
terminating Employee without Cause, which determination may be made by the Company at any time at the Company's sole discretion, for any or no reason;

                           (iii)    The effective date of a written notice sent
to the Company from Employee stating that Employee is electing to terminate his employment with the Company; or

                           (iv)     Following Employee's death or disability.

                  (b) SEVERANCE BENEFITS. Employee shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 4(b):

                           (i)      VOLUNTARY TERMINATION.  If Employee
voluntarily resigns from the Company (other than as an Involuntary Termination (as defined below)), then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee's termination of employment and Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

                           (ii)     INVOLUNTARY TERMINATION APART FROM A CHANGE
OF CONTROL. In the event that Employee's employment is terminated as a result of an Involuntary Termination other than for Cause, either prior to the occurrence of a Change of Control or after the 24-month period following the effective date of a Change of Control, then Employee will be entitled to receive the following benefits: (A) a lump sum payment within five days after the date of termination of employment equal to 12 months of Employee's then current base salary, (B) a lump sum payment as soon as practicable after the date of termination of employment equal to Employee's scheduled bonus for the Company's fiscal year in which the termination occurs or, if no such bonus has been scheduled, equal to the bonus paid to Employee for the Company's fiscal year prior to the Company's fiscal year in which the termination occurs and (C) each stock option to purchase the Company's Common Stock granted to Employee over the course of his employment with the Company and held by Employee on the date of termination of employment shall become immediately vested on such date as to that number of shares that would have vested in accordance with the terms of such option (assuming that Employee had remained in Continuous Status as an Employee, as defined in the relevant plan and option agreement, for 12 months after the date of termination of employment) as of the date 12 months after the date of termination of employment and each such option shall be exercisable in accordance with the provisions of the option agreement and plan pursuant to which such option was granted. In addition, Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee's termination of employment and Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

                           (iii)    TREATMENT OF STOCK OPTIONS UPON A CHANGE OF
CONTROL. In the event of a Change of Control and unless otherwise limited by the provisions of Section 7, each stock option to purchase the Company's Common Stock granted to Employee over the course of his employment with the Company and held by Employee on the effective date of a Change of Control shall become immediately vested on such date as to that number of shares that would have vested in accordance with the terms of such option (assuming that Employee had remained in Continuous Status as an Employee, as defined in the relevant plan and option agreement, for 24 months after the date of termination of employment) as of the date 24 months after the effective date of the Change of Control and each such option shall be exercisable in accordance with the provisions of the option agreement and plan pursuant to which such option was granted.

                           (iv)     INVOLUNTARY TERMINATION FOLLOWING A CHANGE
OF CONTROL. In the event that Employee's employment is terminated as a result of an Involuntary Termination other than for Cause at any time within 24 months following the effective date of a Change of Control, then Employee will be entitled to receive severance benefits as follows: (A) a lump sum payment within five days after the date of termination of employment equal to 24 months of Employee's then current base salary, (B) a lump sum payment as soon as practicable after the date of termination of employment equal to two times Employee's scheduled bonus for the Company's fiscal year in which the termination occurs or, if no such bonus has been scheduled, equal to two times the bonus paid to Employee for the Company's fiscal year prior to the Company's fiscal year in which the termination occurs and (C) in the event that the acceleration of vesting provided for in Section 4(b)(iii) did not occur due to the provisions of Section 7 on the effective date of the Change of Control, then, except to the extent that the provisions of Section 7 would not permit acceleration of vesting pursuant to this Section 4(b)(iv), each stock option to purchase the Company's Common Stock granted to Employee over the course of his employment with the Company and held by Employee on the date of termination of employment shall become immediately vested on such date as to that number of shares that would have vested in accordance with the terms of such option (assuming that Employee had remained in Continuous Status as an Employee, as defined in the relevant plan and option agreement, for 24 months after the date of termination of employment) as of the date 24 months after the date of termination of employment and each such option shall be exercisable in accordance with the provisions of the option agreement and plan pursuant to which such option was granted. In addition, Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee's termination of employment and Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

                           (v)      TERMINATION FOR CAUSE.  If Employee's
employment is terminated for Cause at any time, then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee's termination of employment and Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

                           (vi)    TERMINATION BY REASON OF DEATH OR DISABILITY.
In the event of Employee's death during the term of this Agreement, the Company shall pay to Employee or Employee's estate Employee's scheduled bonus for the Company's fiscal year in which death occurred or, if no such bonus has been scheduled, equal to the bonus paid to Employee for the Company's fiscal year prior to the year in which death occurred. In addition, Employee's estate will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of Employee's death and any other benefits payable under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death and in accordance with applicable law. In the event that, during the term of this Agreement, Employee is unable to perform his job due to disability (as determined under the Company's long-term disability insurance program) for 6 months in any 12-month period, the Company may, at its option, terminate Employee's employment with the Company and such termination shall be deemed to be an Involuntary Termination other than for Cause apart from a Change of Control and Employee shall be entitled to receive the benefits set forth in Section 4(b)(ii) hereof.

         5. DEFINITION OF TERMS. The following terms referred to in this Agreement shall have the following meanings:

                  (a) CHANGE OF CONTROL. "Change of Control" shall mean the occurrence of any of the following events:

                           (i)      OWNERSHIP.  Any "Person" (as such term is
used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "Beneficial

Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities without the approval of the Board;

                           (ii)     MERGER/SALE OF ASSETS. A merger or
consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                           (iii)    CHANGE IN BOARD COMPOSITION.  A change in
the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of February 7, 1997 or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but an Incumbent Director shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

                  (b) CAUSE. "Cause" shall mean (i) gross negligence or willful misconduct in the performance of Employee's duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board.

                  (c) INVOLUNTARY TERMINATION. "Involuntary Termination" shall include any termination by the Company other than for Cause and Employee's voluntary termination, upon 30 days prior written notice to the Company, following (i) a material reduction or change in job duties, responsibilities and requirements inconsistent with the Employee's position with the Company and the Employee's prior duties, responsibilities and requirements or a change in Employee's reporting relationship such that Employee is no longer reporting to the Board; (ii) any reduction of Employee's base compensation (other than in connection with a general decrease in base salaries for most officers of the successor corporation); or (iii) Employee's refusal to relocate to a facility or location more than 30 miles from the Company's current location.

        6. LIMITATION ON PAYMENTS. In the event that the severance and other benefits provided for in this Agreement to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's severance benefits under Sections 4(b)(iii) and (iv) shall be payable either:

                           (a)      in full, or

                           (b)      as to such lesser amount which would result
in no portion of such severance benefits being subject to excise tax under
Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits under Section 4(b)(iii) and (iv), notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 6 shall be made in writing by independent public accountants agreed to by the Company and the Employee (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

         7. CERTAIN BUSINESS COMBINATIONS. In the event it is determined by the Board, upon consultation with the Company management and the Company's independent auditors, that the enforcement of any agreement between Employee and the Company, including the provisions of Section 4(b) of this Agreement, which allows for the acceleration of vesting of stock options granted for the Company's Common Stock upon the effective date of a Change of Control or thereafter, would preclude accounting for any proposed business combination of the Company involving a Change of Control as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then any such provision of this Agreement shall be null and void. For purposes of this Section 7, the Board's determination shall require the unanimous approval of the non-employee Board members.

         8. AESTHETIC TECHNOLOGIES CORPORATION. The Company has recently announced its intention to formally separate its Aesthetic Technologies Group and form a new corporation, Aesthetic Technologies Corporation ("AT"). The Board and management of the Company will continue to evaluate strategies for Aesthetic Technologies Corporation, which may include a public offering, a "spin-off" or a "split-off", among other alternatives. In the event that a management team is selected for AT and Employee is a member of such management team, at the time of any grant of options to members of the AT management team, Employee will be granted options to purchase that number of shares of AT Common Stock representing 3% of the outstanding Common Stock of AT, such percentage to be based on a percentage of the outstanding Common Stock of AT on a fully-diluted basis as of the date of grant, after giving effect to such grant and to grants made to other members of the AT management team on such date. Such options will have the same terms and conditions, including exercise price and vesting, as the options granted to other members of the AT management team. It is currently contemplated that such AT options will vest over a four year period, with 1/4th of the shares subject to the option vesting one year after the vesting commencement date determined by AT's Board of Directors on the date of grant and 1/48th of the shares subject to the option vesting each month thereafter. At the time of, and as a condition of, the grant of any options to purchase AT Common Stock, Employee will agree that all options he then holds to purchase Collagen Common Stock will cease vesting at the time the AT options begin vesting. Thereafter, Employee's options to purchase Collagen Common Stock will be exercisable in accordance with the provisions of the option agreement and plan pursuant to which such option was granted. Once Employee's options to purchase Collagen Common Stock have ceased vesting, there will be no acceleration of the vesting of such options, notwithstanding the provisions of Section 4(b) hereof. However, in such event, the AT options granted to Employee will be subject to the provisions of this Agreement, including the vesting acceleration provisions of Section 4(b) hereof. If Employee becomes an employee of AT, AT will assume all of the Company's obligations under this Agreement. The distribution of assets of the Company to AT, an initial public offering of AT Common Stock, a distribution of shares of AT Common Stock to the stockholder of the Company or the termination of Employee's employment with the Company in connection with commencement of his employment by AT will not by itself or together result in any obligation to of the Company to make any payments to Employee pursuant to Section 4 of this Agreement.

         9. CONFIDENTIALITY AGREEMENT. Employee has signed a Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement") substantially in the form attached hereto as Exhibit A. Employee hereby represents and warrants to the Company that he has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Employee's employment relationship with the Company.

         10. INDEMNIFICATION AGREEMENT. Employee has entered into an Indemnification Agreement dated as of February 10, 1995 (the "Indemnification Agreement") with the Company. The Company agrees that, throughout the term of this Agreement, the Indemnification Agreement shall remain in full force and effect, subject to any amendments thereto agreed upon by Employee and the Company. In the event that Employee becomes an employee of AT or any other successor or affiliate of the Company, Employee and his subsequent employer company shall enter into an indemnification agreement having substantially the same terms as the Indemnification Agreement, and the Indemnification Agreement shall then be terminated unless Employee continues to serve as an officer or director of the Company.

         11. CONFLICTS. Employee represents that his performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that he is entering into or has entered into an employment relationship with the Company of his own free will and that he has not been solicited as an employee in any way by the Company.

         12. SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee's rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         13. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

         14.      MISCELLANEOUS PROVISIONS.

                  (a) NO DUTY TO MITIGATE. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

                  (b) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                  (c) WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

                  (d) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

                  (e) SEVERABILITY. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

                  (f) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

                  (g) LEGAL FEES AND EXPENSES. The Company shall pay Employee's reasonable legal fees, including costs and expenses incurred in connection with negotiating this Agreement.

                  (h) NO ASSIGNMENT OF BENEFITS. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 14(h) shall be void.

                  (i) EMPLOYMENT TAXES. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

                  (j) ASSIGNMENT BY COMPANY. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

                  (k) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                  (l) ADVICE OF COUNSEL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL,

AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

                            [Signature Page Follows]

         The parties have executed this Agreement the date first written above.

                                      COLLAGEN CORPORATION


                                      By: /s/ William G. Davis
                                          ----------------------------------

                                      Title: Chairman, H. R. Committee
                                             -------------------------------

                                      Address:   2500 Faber Place
                                                 Palo Alto, California  94303




                                      GARY S. PETERSMEYER


                                      Signature:  /s/ Gary S. Petersmeyer

                                      Address: 447 Van Buren
                                               -----------------------------
                                               Los Altos, CA
                                               -----------------------------

                                    EXHIBIT I

                        AGREEMENT REGARDING PROPRIETARY
                           INFORMATION AND INVENTIONS

                                   EXHIBIT I


                  AGREEMENT REGARDING PROPRIETARY INFORMATION
                                 AND INVENTIONS

                                    RECITALS
         I am, or am about to become, an employee or consultant of COLLAGEN CORPORATION, a Delaware corporation ("Collagen") or a subsidiary of COLLAGEN. For purposes of this Agreement, "COLLAGEN" shall include any subsidiary of the COLLAGEN.

         COLLAGEN is and will in the future be engaged in a continuous program of research, development and production relating to its business, present and future, including fields generally related to its business. In addition, COLLAGEN may in the future provide consulting services to its clients' relating to such clients' research, development and production program.

         I understand that during the course of my employment by COLLAGEN, I may develop and work on new processes, techniques, and inventions and make new contributions of value to COLLAGEN.

         The purpose of this Agreement is to set forth my understanding and agreement relating (i) to information of a confidential, secret or proprietary nature which I may learn, acquire or develop during the course of or in connection with my employment and (ii) to the right of COLLAGEN to all Inventions (as defined herein).

         Consequently, I, Gary Petersmeyer , am making and executing this AGREEMENT REGARDING PROPRIETARY INFORMATION AND INVENTIONS (the "Agreement").

                                   AGREEMENT

         In exchange for my employment and or the continued employment and for the compensation paid to me by COLLAGEN, I, Gary Petersmeyer, acknowledge and agree that:

         1.      Acknowledgment of and Incorporation of Recitals

                 The Recitals set forth above are part of this agreement; they are true and correct. Further, my employment creates a relationship of confidence and trust between COLLAGEN and me regarding all proprietary information, as defined in this Agreement.

         2.      Definition of Proprietary Information

                 As used in this Agreement, the term "Proprietary Information" refers to any and all information of a confidential, proprietary, or secret nature Which is or may be either (i) applicable to, or related in any way to, the business, present or future, of COLLAGEN, or (ii) applicable to, or related in any way to, the business of any client of COLLAGEN which may be made known to me by COLLAGEN or by any client of COLLAGEN or that I learn during the period of my employment. For purposes of this Agreement, the term "client" includes any customer, consultant or business associate, including, without limitation, other individuals, partnerships and companies with which COLLAGEN has a proposed or actual business arrangement.

                 Proprietary Information shall include, but not be limited to, that of a technical nature such as methods, know-how, formulae, compositions, processes, formulations, discoveries, machines, inventions, computer programs and similar items or research projects that are of a business nature such as information about cost, purchasing, advertising, litigation, profits, markets, customers, medical investigations, clinical studies, FDA or other governmental applications and that pertain to future developments such as research and development, new products, or future marketing and merchandising plans.

         3.      Proprietary Information to be kept Confidential

                 I agree that Proprietary Information is a special, valuable and unique asset of the business of COLLAGEN's business. I agree both during my employment and afterwards to keep in confidence and trust all Proprietary Information. I agree that I will not directly or indirectly disclose or cause or permit to be used or disclosed, except as may be necessary in the ordinary course of performing my duties as an employee of COLLAGEN, any Proprietary Information or anything relating thereto without the written consent of COLLAGEN.

         4.      Other Employment and Return of Data Upon Termination

                 I agree that during my employment by COLLAGEN, I will not, without COLLAGEN's express written consent, directly or indirectly engage in any employment or activity which may be detrimental to COLLAGEN. This includes any line of business in which COLLAGEN is now or may hereafter become engaged. If my employment with COLLAGEN terminates for any reason, I agree to promptly deliver to COLLAGEN all documents, data, records, customer lists and other information of any nature pertaining to or acquired in connection with my employment which relates in any way to Proprietary Information.

        5.      Disclosure to COLLAGEN:  Inventions as Sole Property of COLLAGEN

                 I agree to promptly disclose to COLLAGEN, or any persons or entity designated by COLLAGEN, all developments, improvements discoveries, inventions, compositions, formulae, processes, techniques, know-how and data, whether or not patentable (hereinafter "Inventions") and works of authorship, whether or not copyrightable, that I make, conceive or first reduce to practice or learn, whether alone or jointly with others, during the period of my employment, whether or not in the course of my employment.

                 I further acknowledge and agree that all Inventions and works of authorship, which are in any way related to or useful in the business of COLLAGEN or of any client of COLLAGEN, or result from tasks assigned to me or that I undertake, shall be the sole property of COLLAGEN. COLLAGEN may designate any other person or entity to be the sole owner of all applications and patents on said Inventions, works of authorship and rights under the Paris Convention in any and all countries. To that end, I shall execute all documents which COLLAGEN determines to be necessary or convenient in applying for and obtaining such patents thereon and enforcing same, together with any assignments thereof to COLLAGEN or persons or entities designated by it.

                 My obligation to so assist COLLAGEN or its designee in obtaining and enforcing patents for such Inventions in any and all countries shall continue beyond the termination of my employment, but COLLAGEN will compensate me at a reasonable rate after such termination for the time I actually spend at COLLAGEN's request on such assistance.

         6.      List of Inventions

                 I WARRANT THAT I DO NOT OWN OR HAVE RIGHTS TO ANY INVENTIONS OR WORKS OF AUTHORSHIP MADE PRIOR TO MY EMPLOYMENT BY COLLAGEN EXCEPT AS LISTED BY TITLE AND DATE OF IDENTIFYING DOCUMENT ON ATTACHMENT 1. The items on Attachment 1 do not belong to COLLAGEN and are not subject to this Agreement. If I do not list such inventions or improvements, I represent that I have no such inventions and improvements at the time l am signing this Agreement.

         7.      Power of Attorney

                 If COLLAGEN is unable for any reason whatsoever to secure my signature to any lawful and necessary documents required, including those necessary for the assignment of, application for or prosecution of any United States or foreign applications for letters patent or copyright, I hereby irrevocably designate and appoint COLLAGEN and its duly authorized officers and agents as agent and attorney-in-tact, to act for and in my behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the assignment, prosecution and issuance of letters patent or copyright thereon with the same legal force and effect as if executed by me. I hereby waive and quit-claim to COLLAGEN any and all claims of any nature whatsoever which I may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.

         8.      California Labor Code

                 This Agreement does not apply to an Invention which qualifies fully under the provisions of Section 2870 of the California Labor Code (copy attached as Exhibit A). I agree to disclose ALL Inventions I make in confidence to COLLAGEN to permit a determination as to whether or not the Inventions should be the property of COLLAGEN.

         9.      No Breach of other Agreements

                 I promise COLLAGEN that neither my performance of all the terms of this Agreement nor my employment with COLLAGEN constitutes or will constitute a breach of any agreement to keep in confidence or in trust that I entered into before my employment with

COLLAGEN. I agree not to enter into any agreement, either written or oral, that would conflict with this Agreement.

         10.     Injunction

                 I agree that it would be difficult to measure damage to COLLAGEN if I breached any of the promises or warranties I make in this Agreement. Because injury to COLLAGEN from any such breach would be incalculable and irremediable, money damage would therefore be an inadequate remedy for any such breach. Accordingly, I agree that if I shall breach any part of this Agreement, COLLAGEN, in addition to all other remedies it may have, shall be entitled to a preliminary and permanent injunction to restrain any such breach by me without showing or proving any actual damage sustained by COLLAGEN.

         11.     Indemnification

                 I agree to indemnify COLLAGEN and to hold it harmless against any loss, cost, liability or expense incurred by COLLAGEN by reason of my breach or nonfulfillment of any agreement, representation or warranty contained herein.

         12.     Severability

                 To the extent that any of the agreements set forth herein, or any word, phrase, clause, or sentence thereof shall be found to be illegal or unenforceable for any reason, such agreement, word, clause, phrase or sentence shall he modified or deleted in such a manner as to make the agreement as modified legal and enforceable under applicable laws, and the balance of the agreements or parts thereof, shall not be effected thereby, the balance being construed as severable and independent.

         13.     Arbitration

                 I agree that COLLAGEN has the option to have any and all disputes or controversies (whether or law or fact of any nature whatsoever) arising from or respecting this Agreement decided by arbitration by the American Arbitration Association in accordance with the rules and regulations of that Association.

         14.     Effective Date

                 This agreement shall be effective as of 2/1/95.

         15.     Successors and Assigns

                 This Agreement shall be binding upon me and my heirs, executors, assigns, and administrators and shall inure to the benefit of COLLAGEN, its successors and assigns.

                 I execute this Agreement as of February 1, 1995.


EMPLOYEE:


Gary Petersmeyer
-----------------------------
(Type or Print Name)


 /s/  Gary Petersmeyer
-----------------------------
(Signature)

                                  ATTACHMENT 1

                               LIST OF INVENTIONS

                                   EXHIBIT A

                   SECTION 2870 OF THE CALIFORNIA LABOR CODE

Section 2870 of the California Labor Code is as follows:

         (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                 (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                 (2) Result from any work performed by the employee for the employer.

         (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.